Exhibit 99.1

OPNET Announces Accelerated Vesting of Underwater Stock Options

BETHESDA, MD – November 1, 2005 —OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that on October 26, 2005, it accelerated the vesting of certain unvested options awarded to its employees, including executive officers under its stock option plan in response to the upcoming change in the accounting treatment of stock awards. The acceleration applies only to those options outstanding as of October 26, 2005 with an exercise price of $11.75 per share or higher. The closing sale price of OPNET Technologies’ common stock on the NASDAQ National Market on October 26, 2005 was $8.13 per share. As a result of this action, options to purchase 254,400 shares of OPNET Technologies’ common stock became exercisable on October 26, 2005. This represents approximately 33 percent of total unvested outstanding options.

Under the recently issued Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (“FAS 123R”), the Company will be required to recognize the expense of all share-based payments to employees, including grants of employee stock options, beginning in the first quarter of fiscal 2007, ending June 30, 2006. By accelerating the vesting of the identified stock options now, the Company will reduce this expense in fiscal years 2007 and 2008.

As required under Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), the Company will reflect the expense of $922 thousand associated with these accelerated options in the notes to consolidated financial statements for Q3 fiscal 2006 ending December 31, 2005. No expense will be required to be reflected for these options for fiscal years 2007 and 2008.

Consistent with the actions taken by many other companies, OPNET Technologies has elected to take this action in order to accelerate the recognition of previously estimated costs that it believes are disproportionate to the current employee-retention value of the options.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission. In particular, OPNET’s estimates of its quarterly financial results discussed in this press release are based on preliminary estimates, and OPNET has not yet completed a full detailed analysis of its financial results for the quarter. Final results could differ from these estimates.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com